Exhibit 99.1

PennyMac Mortgage Investment Trust Announces

SiSi Pouraghabagher Joined Its Board of Trustees

Westlake Village, CA, June 12, 2024 – PennyMac Mortgage Investment Trust (NYSE: PMT) announced today that SiSi Pouraghabagher, an experienced financial services leader, has joined its Board of Trustees.

“It is with great enthusiasm that we welcome SiSi Pouraghabagher to our Board of Trustees,” said Chairman and Chief Executive Officer David Spector. “Her extensive leadership experience as a financial executive and board chair across diverse sectors, including banking, insurance, and consulting, coupled with her deep commitment to higher education, will undoubtedly enrich our Board with unique and invaluable insights. We are excited about her appointment to the Board and the many contributions she will make within our company.”

Ms. Pouraghabagher’s diverse career spans public global financial service corporations, private technology companies, public accounting firms, and higher education. She serves as independent director and Audit Committee Chair at Private Bancorp of America, Point B, and Frontier Medicines, and she formerly served as an independent director and Audit Committee Chair for State Auto Financial Corporation. She is an adjunct professor in the Accounting Department of Orfalea’s College of Business at California Polytechnic State University, San Luis Obispo. From 2011 through 2013, she was the Chief Administrative Officer for QBE North America and from 2002 through 2011, she held Chief Financial Officer and Chief Operations Officer roles at Balboa Insurance through their sale to QBE. Ms. Pouraghabagher commenced her career as an auditor at Deloitte, and earned her CPA license in 1997. She holds a B.A. in accounting and finance from California Polytechnic State University, San Luis Obispo.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

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